Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2014-02

RAI delivers solid growth

as key brands gain market share;

Company announces dividend increase,

expects 2014 EPS of $3.30 to $3.45

WINSTON-SALEM, N.C. – Feb. 11, 2014

Fourth Quarter and Full Year 2013 – At a Glance

•	Adjusted EPS: Fourth quarter at $0.77, up 1.3 percent from prior-year quarter; full year at $3.19, up 7.4 percent

o	Excludes charges for non-cash trademark impairments, early extinguishment of debt, implementation costs, Engle progeny lawsuits and other tobacco-related litigation, and other special items*

•	Reported EPS: Fourth quarter at $0.54, up 116 percent; full year at $3.14, up 40.2 percent

•	Key brands continue growth momentum:

o	Camel share up 0.4 pts. at 9.0 percent

o	Pall Mall share up 0.2 pts. at 9.1 percent

o	Grizzly share up 1.0 pts. at 30.3 percent

o	Natural American Spirit share up 0.2 pts. at 1.5 percent

•	VUSE digital vapor cigarettes maintain market-share lead in Colorado

•	RAI issues 2014 guidance: EPS range of $3.30 to $3.45

•	RAI announces dividend increase of 6.3 percent

* Special items are detailed in Schedule 2 and include the 2013 one-time benefit from the partial settlement of the Master Settlement Agreement (MSA) Non-Participating Manufacturer (NPM) adjustment claims (NPM Partial Settlement); as well as 2012 charges for mark-to-market adjustments for pension and postretirement plans, trademark and other intangible impairments, early extinguishment of debt, restructuring, Engle progeny lawsuits and other tobacco-related litigation.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced fourth-quarter 2013 adjusted EPS of $0.77, up 1.3 percent from the prior-year quarter, as higher cigarette and moist-snuff pricing, and lower MSA expense, more than offset lower cigarette volume. Adjusted EPS excludes charges for non-cash trademark impairments, early extinguishment of debt, implementation costs, Engle progeny lawsuits and other tobacco-related litigation. Reported fourth-quarter EPS was $0.54, up 116 percent.

For the full year, adjusted EPS was $3.19, up 7.4 percent, while reported EPS was $3.14, up 40.2 percent. Full-year adjusted results exclude the above-referenced items, as well as and the one-time benefit from the NPM Partial Settlement.

RAI issued 2014 EPS guidance in the range of $3.30 to $3.45, up 3.5 percent to 8.2 percent from 2013’s adjusted EPS of $3.19.

RAI also announced a 6.3 percent increase in its quarterly cash dividend to an annualized $2.68, the 11th dividend increase that RAI has declared since it became a public company on July 30, 2004.

4Q and Full Year 2013 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)
	For the Three Months Ended Dec. 31			For the Full Year Ended Dec. 31
	2013	2012	% Change	2013	2012	% Change
Net sales	$2,039	$2,078	(1.9)%	$8,236	$8,304	(0.8)%

Operating income
Reported (GAAP)	$656	$275	138.5%	$3,132	$2,214	41.5%
Adjusted (Non-GAAP)	723	719	0.6%	3,021	2,863	5.5%

Net income
Reported (GAAP)	$292	$139	110.1%	$1,718	$1,272	35.1%
Adjusted (Non-GAAP)	416	425	(2.1)%	1,744	1,686	3.4%

Net income per diluted share
Reported (GAAP)	$0.54	$0.25	116.0%	$3.14	$2.24	40.2%
Adjusted (Non-GAAP)	0.77	0.76	1.3%	3.19	2.97	7.4%

MANAGEMENT’S PERSPECTIVE

Overview

“Reynolds American delivered growth in fourth-quarter earnings and margin despite lower-than-expected wholesale inventory levels,” said Daniel M. Delen, president and chief executive officer of RAI.

“This performance wrapped up a successful year for all our reportable business segments,” he said. “Our companies continued to make progress in their strategy to transform the tobacco industry, while demonstrating solid fundamental business dynamics and excellent execution in a challenging economic environment. I’m particularly pleased with the market-share gains on our companies’ key brands, which were driven by strong brand equity and efficient execution of their strategies.”

A 2013 highlight, Delen said, was the exciting performance of R.J. Reynolds Vapor Company’s VUSE Digital Vapor Cigarette, which presents a superior option for adult smokers as they consider switching to smoke-free alternatives. VUSE is now widely available in Colorado stores — its first major market — and the brand’s recent expansion in neighboring Utah is progressing smoothly.

“VUSE is a highly differentiated product that symbolizes the very best of our companies’ rich history of innovation,” he said. “VUSE is already the market leader in Colorado and importantly, the brand is driving significant category growth in the state. In Utah, early indications are that consumers there also appreciate the brand’s distinctive features.”

Looking ahead, Delen said that RAI and its operating companies are well positioned for profitable growth in 2014, and he expects EPS to increase by 3.5 percent to 8.2 percent over 2013’s adjusted results.

“We will continue to invest in VUSE in 2014 as we expand the brand into national distribution. This is further evidence of our companies’ focus on building their businesses for sustainable long-term success,” Delen said. “RAI’s commitment to delivering value to shareholders was again evidenced by the 6.3 percent increase in our dividend that we announced today, and we remain focused on finding new opportunities to return value to our shareholders.”

The sampling and projection model that the company’s vendor uses to estimate RAI’s operating companies’ retail cigarette and moist-snuff market share will be revised in 2014. Sampling will now be focused primarily on the convenience/gas channel, where the majority of tobacco products are sold and brand-support investments are made. This revision will result in higher absolute share levels on the companies’ key brands, but should not affect overall share trends.

RJR Tobacco

RJR Tobacco’s fourth-quarter adjusted operating income increased 4.1 percent from the prior-year quarter, to $595 million, as higher pricing and lower MSA cost more than offset lower cigarette volume. Adjusted results exclude charges of $32 million for non-cash trademark impairments, $25 million for other tobacco-related litigation, $6 million for implementation costs, and $1 million for Engle progeny cases.

For the full year, RJR Tobacco’s adjusted operating income increased 7.6 percent from the prior-year period, to $2.47 billion. Adjusted results exclude the above-referenced items, as well as a $217 million one-time benefit from the NPM Partial Settlement.

RJR Tobacco’s fourth-quarter and full-year adjusted operating margins were also higher as the company continued to focus on balancing profitability and market share. The company’s fourth-quarter adjusted operating margin increased 3.0 percentage points from the prior-year quarter, to 36.1 percent, and for the full year, it rose 3.6 percentage points from the prior year, to 36.6 percent.

Cigarette industry volume was down 6.2 percent in the fourth quarter, and down 4.6 percent for the year. This was a challenging comparison as industry volume declines were below trend in the prior-year periods — industry volumes were down 0.8 percent in the quarter and down 2.3 percent in 2012. Given the volatility driven by changes in inventory levels and promotional cycles, a longer time-frame view provides additional perspective. When looking at industry volume declines over the past several years, they are about 3.5 percent.

RJR Tobacco’s fourth-quarter cigarette shipments declined 8.6 percent from the prior-year quarter. After adjusting for wholesale inventory changes, RJR Tobacco estimates that its volume was down about 7.0 percent in the quarter, while industry volumes were down about 4.0 percent. For the year, RJR Tobacco’s volume was down about 6.2 percent, while industry volumes were down about 4.2 percent.

RJR Tobacco’s total fourth-quarter cigarette market share declined 0.3 percentage points from the prior-year quarter, to 26.1 percent, as the company’s two growth brands continued to help offset declines on its other brands. The company’s full-year market share was down 0.4 percentage points from the prior year. However, market share remained sequentially stable throughout the year.

Camel and Pall Mall, RJR Tobacco’s growth brands, built momentum through the year in a competitive but rational promotional environment. Turning in another excellent performance in the fourth quarter, the brands increased their combined share by 0.6 percentage points from the prior-year quarter, to 18.1 percent, and account for about 70 percent of the company’s total share.

Camel increased fourth-quarter market share by 0.4 percentage points from the prior-year quarter, to 9.0 percent, with additional growth on the brand’s premium menthol styles. Camel strengthened its market-share position in menthol styles by 0.3 percentage points, to 3.6 percent.

Camel SNUS continued to maintain steady growth in the quarter, benefiting from the national expansion of Frost Large in the third quarter. Camel SNUS continues to hold about 80 percent of the growing snus category.

Pall Mall’s powerful true-value proposition led fourth-quarter market share up by 0.2 percentage points from the prior-year quarter, to 9.1 percent. A longer-lasting cigarette at an affordable price, the brand continues to draw strong interest from value-conscious adult smokers.

American Snuff

American Snuff’s fourth-quarter adjusted operating income increased 17.0 percent from the prior-year quarter, to $116 million, benefiting from higher moist-snuff pricing as well as volume gains driven by its flagship Grizzly brand. Adjusted results exclude $2 million for implementation costs.

For the full year, the company’s adjusted operating income increased 12.1 percent from the prior-year period, to $424 million. Adjusted results also exclude the above-referenced item.

American Snuff increased its fourth-quarter adjusted operating margin by 2.5 percentage points from the prior-year quarter, to 58.9 percent, bringing the the company’s full-year adjusted operating margin to 57.1 percent.

The company’s fourth-quarter moist-snuff volume increased 8.2 percent from the prior-year quarter, continuing to outpace the industry’s growth of about 5 percent. The company’s fourth-quarter moist-snuff market share increased 0.7 percentage points, to 33.3 percent.

American Snuff’s Grizzly brand continued its strong performance in the highly competitive moist-snuff market, benefitting from continued strong performance of Grizzly’s wintergreen and pouch styles. The brand increased its market share by 1.0 percentage points from the prior-year quarter, to 30.3 percent, while volume grew by 9.6 percent.

Grizzly continues to focus on enhancing its strong brand equity and range of product offerings. To this end, the brand rolled out the national expansion of its wide-cut wintergreen style last month.

Santa Fe

Santa Fe finished up a strong year with fourth-quarter adjusted operating income increasing 12.3 percent from the prior-year quarter, to $73 million, on the strength of higher volume and pricing. Adjusted results exclude a charge of $1 million for implementation costs.

For the full year, the company’s adjusted operating income rose 17.9 percent, to $280 million. Adjusted results exclude the above-referenced item, as well as a one-time benefit of $2 million from the NPM Partial Settlement.

Santa Fe’s fourth-quarter adjusted operating margin was 49.1 percent, and that brought the year’s adjusted operating margin to 48.9 percent.

Natural American Spirit, the nation’s leading super-premium cigarette brand, continued to increase both volume and market share in the fourth quarter.

The brand’s distinctive additive-free natural tobacco styles, including styles made with organic tobacco, continued to benefit from the equity investments over the past year. Natural American Spirit’s fourth-quarter market share was up 0.2 percentage points, at 1.5 percent. The brand delivered volume growth of 9.6 percent compared to an extremely strong prior-year quarter, while full-year volume increased 15.1 percent.

FINANCIAL UPDATE

Reynolds American’s fourth-quarter adjusted EPS of $0.77 was up 1.3 percent from the prior-year quarter as higher pricing, lower MSA cost and the impact of the share repurchase program more than offset cigarette volume declines. Adjusted EPS excludes charges for non-cash trademark impairments, early extinguishment of debt, Engle progeny lawsuits, other tobacco-related litigation and implementation costs.

On a reported basis, fourth-quarter EPS was $0.54, up 116 percent.

For the full year, adjusted EPS was $3.19, up 7.4 percent from the prior-year period. These results exclude the above-referenced items, as well as the one-time benefit from the NPM Partial Settlement. On a reported basis, full-year EPS was $3.14, up 40.2 percent.

RAI’s adjusted operating margin further strengthened in the fourth quarter, increasing 0.8 percentage points from the prior-year quarter, to 35.4 percent. This brought the company’s full-year adjusted operating margin to 36.6 percent, up 2.1 percentage points.

Thomas R. Adams, RAI’s chief financial officer, said that the company made significant progress on its debt structure during the year. The company completed a public offering of $1.1 billion senior debt securities, in addition to completing the make-whole call for $975 million of debt maturing in 2015 and 2016. RAI also repaid its $500 million term loan, while R.J. Reynolds Tobacco Holdings, Inc. repaid its remaining $60 million of maturing debt.

During the fourth quarter, RAI purchased 3 million shares for $150 million, bringing total repurchases under the company’s current program to 47.6 million shares for $2.1 billion.

RAI ended the year in excellent financial condition. The company’s pension plans remain well funded at 93 percent on a PBO basis, and cash balances were $1.5 billion.

Adams said that RAI’s board had approved an increase from 63 cents per share to 67 cents in the quarterly cash dividend on the company’s common stock, bringing it to an annualized

$2.68. The dividend will be payable on April 1, 2014, to shareholders of record on March 10, 2014.

“Our results clearly demonstrate strong performance by all our operating companies despite the challenging environment, and this bodes well for the new year,” Adams said.

“2014 will be an investment year for the VUSE Digital Vapor Cigarette as we expand to national distribution. This investment supports our strategy of delivering long-term sustainable growth,” he said. “Our EPS guidance for the full year is in the range of $3.30 to $3.45.”

Adams noted that this guidance also reflects initiatives to build the equity of RAI’s operating companies’ key brands.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss fourth-quarter 2013 results at 9:00 a.m. Eastern Time on Tuesday, Feb. 11, 2014. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this report that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this document and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI and its subsidiaries’ expectations, beliefs, intentions or future strategies that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue regulations prohibiting menthol as a flavor in cigarettes, or the possibility that the FDA will require the reduction of nicotine levels or the reduction or elimination of other constituents;

•	the possibility that the FDA will issue regulations extending the FDA’s authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	decreased sales resulting from the future issuance of “corrective communications,” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility that reports from the U.S. Surgeon General regarding the negative health consequences associated with cigarette smoking and second-hand smoke may result in additional litigation and/or regulation;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny and/or other litigation;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the State Settlement Agreements;

•	the possibility that the Arbitration Panel’s Award reflecting the partial resolution of the NPM Adjustment disputes will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations, including the digital vapor cigarette, VUSE, which is manufactured and distributed by an RAI subsidiary, RJR Vapor;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the reliance on outside suppliers to manage certain non-core business processes;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the passage of new federal or state legislation or regulation;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit ratings assigned to RAI, and to the senior unsecured long-term debt of RAI;

•	changes in RAI’s historical dividend policy;

•	the restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions, including disruptions in information technology systems or security breaches, that may adversely affect manufacturing or other operations and other facilities or data;

•	the loss of key personnel or difficulties recruiting and retaining qualified personnel;

•	the inability to protect adequately intellectual property rights;

•	the significant ownership interest of Brown & Williamson Holdings, Inc. (B&W), RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s Board and its board committees;

•	RAI’s shareholder rights plan (which, generally, will expire on July 30, 2014) not applying to British American Tobacco p.l.c. (BAT) and its subsidiaries, except in limited circumstances; and,

•	the expiration of the non-competition agreement between RAI and BAT on July 30, 2014.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the United States: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the United States.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales, external	$1,955	$1,997	$7,899	$7,962
Net sales, related party	84	81	337	342

Net sales	2,039	2,078	8,236	8,304
Cost of products sold	981	1,133	3,678	4,321
Selling, general and administrative expenses	369	536	1,389	1,470
Amortization expense	1	5	5	21
Trademark and other intangible asset impairment charges	32	129	32	129
Restructuring charge	-	-	-	149

Operating income	656	275	3,132	2,214
Interest and debt expense	66	64	259	234
Interest income	(1)	(2)	(5)	(7)
Other expense, net	131	28	137	34

Income from continuing operations before income taxes	460	185	2,741	1,953
Provision for income taxes	168	46	1,023	681

Net income	$292	$139	$1,718	$1,272

Basic net income per share	$0.54	$0.25	$3.15	$2.25

Diluted net income per share	$0.54	$0.25	$3.14	$2.24

Basic weighted average shares, in thousands	539,395	556,291	544,925	565,570

Diluted weighted average shares, in thousands	541,695	558,626	546,949	567,873

Segment data:
Net sales:
R.J. Reynolds	$1,641	$1,724	$6,728	$6,960
American Snuff	199	177	745	681
Santa Fe	149	132	572	486
All Other	50	45	191	177

	$2,039	$2,078	$8,236	$8,304

Operating income:
R.J. Reynolds	$531	$199	$2,587	$1,735
American Snuff	114	97	420	374
Santa Fe	72	65	280	237
All Other	(32)	(47)	(70)	(36)
Corporate	(29)	(39)	(85)	(96)

	$656	$275	$3,132	$2,214

Supplemental information:
Excise tax expense	$920	$979	$3,730	$3,923
Master Settlement Agreement and other state settlement expense	$498	$591	$1,819	$2,370
Federal tobacco buyout expense	$52	$54	$209	$218
FDA fees	$33	$31	$127	$122

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended December 31,
	2013			2012
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$656	$292	$0.54	$275	$139	$0.25
The GAAP results include the following:
Implementation costs	9	5	0.01	-	-	-
Trademark and other intangible asset impairment charges	32	20	0.04	129	84	0.15
Loss on extinguishment of debt	-	83	0.15	-	13	0.02
Other tobacco-related litigation charges	25	15	0.03	-	-	-
Engle Progeny cases	1	1	-	26	15	0.03
Mark-to-market pension/postretirement adjustments	-	-	-	289	174	0.31

Total adjustments	67	124	0.23	444	286	0.51

Adjusted results	$723	$416	$0.77	$719	$425	$0.76

	Twelve Months Ended December 31,
	2013			2012
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$3,132	$1,718	$3.14	$2,214	$1,272	$2.24
The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	(219)	(124)	(0.23)	-	-	-
Implementation costs	24	15	0.03	-	-	-
Trademark and other intangible asset impairment charges	32	20	0.04	129	84	0.15
Loss on extinguishment of debt	-	83	0.15	-	13	0.02
Other tobacco-related litigation charges	34	21	0.04	5	3	0.01
Engle progeny cases	18	11	0.02	37	22	0.04
Restructuring charge	-	-	-	149	93	0.16
Mark-to-market pension/postretirement adjustments	-	-	-	329	199	0.35

Total adjustments	(111)	26	0.05	649	414	0.73

Adjusted results	$3,021	$1,744	$3.19	$2,863	$1,686	$2.97

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Dec. 31, 2013	Dec. 31, 2012
Assets
Cash and cash equivalents	$1,500	$2,502
Other current assets	2,155	2,310
Trademarks and other intangible assets, net	2,417	2,455
Goodwill	8,011	8,011
Other noncurrent assets	1,319	1,279

	$15,402	$16,557

Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,727	$2,489
Other current liabilities	1,349	1,280
Long-term debt (less current maturities)	5,099	5,035
Deferred income taxes, net	658	461
Long-term retirement benefits (less current portion)	1,221	1,821
Other noncurrent liabilities	181	214
Shareholders’ equity	5,167	5,257

	$15,402	$16,557

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended December 31,
	2013			2012
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$531	$114	$72	$199	$97	$65

The GAAP results include the following:
Implementation costs	6	2	1	-	-	-
Trademark and other intangible asset impairments charges (1)	32	-	-	82	-	-
Other tobacco-related litigation charges	25	-	-	-	-	-
Engle Progeny cases	1	-	-	26	-	-
Mark-to-market pension/postretirement adjustments (2)	-	-	-	264	3	-

Total adjustments	64	2	1	372	3	-

Adjusted operating income	$595	$116	$73	$571	$100	$65

	Twelve Months Ended December 31,
	2013			2012
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$2,587	$420	$280	$1,735	$374	$237

The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	(217)	-	(2)	-	-	-
Implementation costs	18	4	2	-	-	-
Trademark and other intangible asset impairments charges (1)	32	-	-	82	-	-
Other tobacco-related litigation charges	34	-	-	5	-	-
Engle progeny cases	18	-	-	37	-	-
Restructuring charge (3)	-	-	-	138	-	-
Mark-to-market pension/postretirement adjustments (2)	-	-	-	300	5	-

Total adjustments	(115)	4	-	562	5	-

Adjusted operating income	$2,472	$424	$280	$2,297	$379	$237

(1)	For the three and twelve months ended December 31, 2012, RAI and its operating companies recorded aggregate trademark and other intangible asset impairment charges of $129 million, including $47 million in other segments.
(2)	For the three and twelve months ended December 31, 2012, RAI and its operating companies recorded aggregate mark-to-market adjustments of $289 million and $329 million, respectively, including $22 million and $24 million, respectively, in corporate costs.
(3)	For the twelve months ended December 31, 2012, RAI and its operating companies recorded aggregate restructuring charges of $149 million, including $11 million in corporate costs.

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended				Twelve Months Ended
	Dec 31,		Change		Dec 31,		Change
	2013	2012	Units	%	2013	2012	Units	%
Camel	5.1	5.3	(0.2)	-3.5%	20.9	21.2	(0.3)	-1.4%
Pall Mall	5.3	5.7	(0.4)	-6.6%	21.3	21.9	(0.6)	-2.7%

Total growth brands	10.4	11.0	(0.6)	-5.1%	42.2	43.1	(0.9)	-2.0%

Other	5.2	6.1	(0.9)	-14.8%	22.0	25.8	(3.8)	-14.8%

Total R.J. Reynolds domestic	15.6	17.1	(1.5)	-8.6%	64.2	68.9	(4.7)	-6.8%

Total premium	9.0	9.8	(0.8)	-7.8%	37.2	39.8	(2.6)	-6.6%
Total value	6.6	7.3	(0.7)	-9.6%	27.0	29.1	(2.1)	-7.1%
Premium/total mix	57.6%	57.2%	0.5%		58.0%	57.8%	0.1%

Industry	66.7	71.1	(4.4)	-6.2%	273.3	286.5	(13.2)	-4.6%
Premium	47.9	50.4	(2.4)	-4.8%	194.7	202.6	(7.9)	-3.9%
Value	18.8	20.8	(2.0)	-9.6%	78.6	83.9	(5.3)	-6.3%
Premium/total mix	71.8%	70.8%	1.0%		71.2%	70.7%	0.5%

RETAIL SHARE OF MARKET:	Three Months Ended				Twelve Months Ended
	Dec 31,				Dec 31,
	2013	2012	Change		2013	2012	Change
Camel	9.0%	8.6%	0.4		8.8%	8.5%	0.3
Pall Mall	9.1%	8.9%	0.2		9.0%	8.6%	0.4

Total growth brands	18.1%	17.5%	0.6		17.8%	17.1%	0.7

Other	8.0%	8.9%	(0.9)		8.3%	9.4%	(1.1)

Total R.J. Reynolds domestic	26.1%	26.4%	(0.3)		26.0%	26.5%	(0.4)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Twelve Months Ended
	Dec 31,		Change		Dec 31,		Change
	2013	2012	Units	%	2013	2012	Units	%

Grizzly	109.8	100.2	9.6	9.6%	419.3	389.2	30.1	7.7%
Other	11.9	12.2	(0.3)	-2.5%	46.5	48.0	(1.5)	-3.0%

Total moist snuff cans	121.7	112.4	9.3	8.2%	465.8	437.1	28.6	6.5%

RETAIL SHARE OF MARKET:

	Three Months Ended				Twelve Months Ended
	Dec 31,				Dec 31,
	2013	2012	Change		2013	2012	Change

Grizzly	30.3%	29.2%	1.0		30.1%	29.0%	1.2
Other	3.0%	3.4%	(0.3)		3.1%	3.4%	(0.3)

Total retail share of market	33.3%	32.6%	0.7		33.2%	32.4%	0.8

SANTA FE CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET VOLUME (in billions):
	Three Months Ended				Twelve Months Ended
	Dec 31,		Change		Dec 31,		Change
	2013	2012	Units	%	2013	2012	Units	%

Natural American Spirit	0.9	0.8	0.1	9.6%	3.6	3.1	0.5	15.1%

RETAIL SHARE OF MARKET:

	Three Months Ended				Twelve Months Ended
	Dec 31,				Dec 31,
	2013	2012	Change		2013	2012	Change

Natural American Spirit	1.5%	1.3%	0.2		1.4%	1.2%	0.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail shares of market are as reported by Information Resources Inc./Capstone.